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                      Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 30 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated August 15, 1997, relating to the financial statements and financial highlights appearing in the June 30, 1997 Annual Reports to Shareholders of the PIMCO Funds: Multi-Manager Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Indepedent Accountants" and "Financial Statements" in the Statement of Additional Information.

/s/ Price Waterhouse LLP

Price Waterhouse LLP

Kansas City, Missouri

March 13, 1998